Exhibit 99.1

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc. Reports Results for Third Quarter 2016; Reaffirms

Same-Store Sales Guidance and Updates Earnings Guidance

Maintains Adjusted Earnings Per Share Guidance Range

ATLANTA – November 9, 2016 – Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes® restaurants, today reported results for its fiscal third quarter of 2016, which ended October 2, 2016. The Company also reaffirmed same-store sales guidance and updated earnings guidance for fiscal 2016.

“We are pleased to report strong progress for the quarter” said Cheryl Bachelder, Popeyes Chief Executive Officer. “We generated global same store sales of 1.8%, opened 25 net new global restaurants and announced the refranchising of the Indianapolis company-operated market. We continue to expand our brand which has led to the achievement of another record high market share of 26.9%. We are firmly on the path of achieving our long term bold growth goals and we are creating value for our franchisees and shareholders.”

Third Quarter 2016 Highlights

•	Total revenues increased 4.7% to $64.0 million, compared to $61.1 million in the third quarter of 2015. The $2.9 million increase in revenues was primarily due to a $2.6 million increase in franchise royalties, a $0.7 million increase in sales by Company-operated restaurants partially offset by a $0.4 million decrease in franchise fees. The increase in franchise royalties was driven by net unit growth and positive same store sales.

•	Reported net income was $10.4 million, or $0.49 per diluted share, compared to $10.6 million, or $0.46 per diluted share in the third quarter of 2015. Reported net income includes $3.7 million of asset impairment expenses related to Company-operated restaurants and restaurants leased to franchisees. Excluding the impacts of the asset impairments and other non-operating items, adjusted earnings per diluted share(1) was $0.59 in the third quarter of 2016 compared to $0.47 in the third quarter of 2015, representing an increase of 25.5%.

•	Total system-wide sales increased by 8.3% in the third quarter of 2016 compared to the same period last year as a result of net new unit growth and positive same-store sales performance.

•	Global same-store sales increased 1.8% in the third quarter of 2016 compared to a 6.0% increase in the third quarter of 2015, marking the 26th quarter of positive global same-store sales.

•	Total domestic same-store sales increased 1.5%, compared to a 5.6% increase in the third quarter of 2015. Popeyes increased its domestic market share of the chicken-QSR category to a record high 26.9%, compared to 26.0% in the third quarter of 2015.

•	International same-store sales increased 3.7%, compared to a 9.1% increase in the third quarter of 2015, marking the 27th consecutive quarter of positive international same-store sales growth.

•	The Popeyes system opened 40 restaurants, which included 24 domestic and 16 international restaurants, compared to 47 total openings in the same period of last year. Net new restaurant openings were 25, compared to 39 net new restaurant openings in the same period last year.

•	As of the end of the third quarter, the Company operated and franchised 2,631 restaurants, compared to 2,475 at the end of the third quarter in 2015, representing net new unit growth of 6.3% over the last twelve months.

•	Sales by Company-operated restaurants were $26.1 million in the third quarter compared to $25.4 million in the same period last year. Company-operated restaurant operating profit(1) was $5.0 million, or 19.2% of sales, compared to $4.9 million, or 19.3% of sales, in the same period last year. The increase in Company-operated restaurant operating profit was primarily due to higher sales and lower chicken and grocery basket costs partially offset by higher labor costs.

NEWS RELEASE

•	Operating EBITDA(1) was $23.8 million, or 37.2% of total revenue, in the third quarter of 2016, compared to $20.3 million, or 33.2% of total revenue, in the same period last year. The $3.5 million increase in Operating EBITDA was primarily due to a $2.2 million increase in franchise royalties and fees, a $1.2 million decrease in general and administrative expenses, and a $0.1 million increase in Company-operated restaurant operating profit.

•	Through the first 40 weeks of fiscal 2016, free cash flow(1) was $43.0 million, compared to $37.0 million in the same period of 2015, a 16.2% increase.

•	The Company repurchased 537,957 shares of its common stock for $30.0 million in the third quarter.

(1) Adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit, and free cash flow are supplemental non-GAAP measures of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Fiscal 2016 Guidance:

Based on performance through the third quarter, the Company is making the following adjustments to guidance for the full-year fiscal 2016:

•	Reported earnings per diluted share in the range of $2.00 to $2.05, compared to the previous guidance of $2.10 to $2.15. Excluding the impacts of asset impairments and other non-operating items, the Company maintains its adjusted earnings per diluted share range of $2.10 to $2.15, and now guides to the lower end of the adjusted earnings per share range.

•	General and administrative expenses in the range of $90 million to $92 million, approximately 2.8% of system-wide sales, compared to a previous range of 2.9% to 3.0% of system-wide sales.

•	Capital expenditures to be in the range of $15 million to $17 million from a previous range of $10 million to $15 million.

•	Share repurchases of approximately $100 million in outstanding shares from a previous range of $80 million to $120 million.

See the below table for current guidance:

Full Year 2016	Prior Guidance (08/16/2016)	Current Guidance (11/09/2016)
Reported Diluted EPS – GAAP	$2.10 to $2.15	$2.00 to $2.05
Adjusted Diluted EPS – Non-GAAP	$2.10 to $2.15	Lower end of range of $2.10 to $2.15
Same store sales growth	1.0% to 2.0%	1.0% to 2.0%
New global restaurant openings	200 to 235	200 to 235
International openings	85 to 100	85 to 100
Company-operated restaurant openings	2	2
Net new global restaurant openings	140 to 185; net new unit growth of approximately 6% to 7%	140 to 185; net new unit growth of approximately 6% to 7%
General and administrative expenses	2.9% to 3.0% of system-wide sales	$90 to 92 million; approximately 2.8% of system-wide sales
Capital expenditures	$10 to $15 million	$15 to $17 million
Share repurchases	$80 to $120 million	approximately $100 million
Effective income tax rate	approximately 38%	approximately 38%

NEWS RELEASE

Conference Call

The Company will host a conference call and Internet webcast at 9:00 A.M. ET on November 10, 2016, to review third quarter 2016 results. A live listen-only webcast of the conference call will be available on the Popeyes website at www.popeyes.com/investors. The conference call can also be accessed live over the phone by dialing (855) 427-4392 or for international callers by dialing (484) 756-4257. A replay will be available after the call and can be accessed by dialing (855) 859-2056, or for international callers by dialing (404) 537-3406; the conference ID is 84538166. The replay will be available until Thursday, November 24, 2016. A replay of the conference call will also be available for 90 days at the Company’s website.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest Quick-Service Restaurant (“QSR”) chicken concept based on number of units. As of October 2, 2016, Popeyes had 2,631 operating restaurants in the United States, the District of Columbia, three territories, and 26 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In millions, except share and per share data)

	10/2/2016	12/27/2015
Current assets:
Cash and cash equivalents	$6.6	$9.1
Accounts and current notes receivable, net	9.7	9.2
Other current assets	4.6	8.5
Advertising cooperative assets, restricted	33.4	35.4

Total current assets	54.3	62.2

Long-term assets:
Property and equipment, net	94.4	97.7
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	93.8	94.2
Other long-term assets, net	0.8	0.8

Total long-term assets	200.1	203.8

Total assets	$254.4	$266.0

Current liabilities:
Accounts payable	$5.0	$6.7
Other current liabilities	10.7	13.1
Current debt maturities	0.5	0.3
Advertising cooperative liabilities	33.4	35.4

Total current liabilities	49.6	55.5

Long-term liabilities:
Long-term debt	155.9	111.6
Deferred credits and other long-term liabilities	41.0	39.3

Total long-term liabilities	196.9	150.9

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 20,916,903 and 22,449,697 shares issued and outstanding at October 2, 2016 and December 27, 2015, respectively)	0.2	0.2
Capital in excess of par value	—	—
Accumulated earnings	8.1	59.6
Accumulated other comprehensive loss	(0.4)	(0.2)

Total shareholders’ equity	7.9	59.6

Total liabilities and shareholders’ equity	$254.4	$266.0

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(In millions, except per share data)

	12 Weeks Ended		40 Weeks Ended
	10/2/2016	10/4/2015	10/2/2016	10/4/2015
Revenues:
Sales by Company-operated restaurants	$26.1	$25.4	$85.9	$85.2
Franchise royalties and fees	36.7	34.5	117.7	110.6
Rent from franchised restaurants	1.2	1.2	4.3	4.2

Total revenues	64.0	61.1	207.9	200.0

Expenses:
Restaurant food, beverages and packaging	8.2	8.2	27.1	27.6
Restaurant employee, occupancy and other expenses	12.9	12.3	42.1	40.3
General and administrative expenses	18.4	19.6	67.9	63.9
Occupancy expenses – franchise restaurants	0.7	0.7	2.2	2.3
Depreciation and amortization	2.4	2.3	7.7	7.5
Other expenses (income), net	3.7	0.1	3.6	(0.1)

Total expenses	46.3	43.2	150.6	141.5

Operating profit	17.7	17.9	57.3	58.5
Interest expense, net	1.1	0.9	3.4	2.8

Income before income taxes	16.6	17.0	53.9	55.7
Income tax expense	6.2	6.4	20.3	21.2

Net income	$10.4	$10.6	$33.6	$34.5

Earnings per common share, basic:	$0.50	$0.47	$1.56	$1.51

Earnings per common share, diluted:	$0.49	$0.46	$1.54	$1.49

Weighted-average shares outstanding:
Basic	21.0	22.6	21.6	22.8
Diluted	21.2	22.8	21.8	23.1

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(In millions)

	40 Weeks Ended
	10/2/2016	10/4/2015
Cash flows provided by (used in) operating activities:
Net income	$33.6	$34.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7.7	7.5
Asset impairments	3.7	—
Net (gain) loss on sale and disposal of assets	(0.1)	(0.1)
Deferred income taxes	(2.0)	1.9
Non-cash interest expense, net	0.3	0.4
Provision for credit losses	—	0.1
Excess tax benefits from stock-based payment arrangements	(1.0)	(6.8)
Stock-based compensation expense	5.9	5.1
Change in operating assets and liabilities:
Accounts receivable	(0.4)	(0.2)
Other operating assets	4.9	8.8
Accounts payable and other operating liabilities	(1.2)	(3.0)

Net cash provided by operating activities	51.4	48.2

Cash flows provided by (used in) investing activities:
Capital expenditures	(8.4)	(11.2)
Proceeds from dispositions of property and equipment	0.2	0.1

Net cash used in investing activities	(8.2)	(11.1)

Cash flows provided by (used in) financing activities:
Principal payments — 2013 credit facility	(109.0)	—
Borrowings under 2016 credit facility	153.5	—
Share repurchases	(90.0)	(45.0)
Proceeds from exercise of employee stock options	0.4	1.0
Excess tax benefits from stock-based payment arrangements	1.0	6.8
Debt issuance costs	(1.1)	—
Other financing activities, net	(0.5)	(0.4)

Net cash used in financing activities	(45.7)	(37.6)

Net increase (decrease) in cash and cash equivalents	(2.5)	(0.5)
Cash and cash equivalents at beginning of year	9.1	8.4

Cash and cash equivalents at end of quarter	$6.6	$7.9

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Same-store sales and restaurant count

	12 Weeks Ended		40 Weeks Ended
	10/2/2016	10/4/2015	10/2/2016	10/4/2015
Same-store sales increase
Company-operated restaurants	(2.0)%	(1.0)%	(2.9)%	0.6%
Domestic franchised restaurants	1.7%	5.9%	1.1%	7.2%
Total domestic (Company-operated and franchised restaurants)	1.5%	5.6%	0.9%	6.9%
International franchised restaurants	3.7%	9.1%	5.4%	6.5%
Total global system	1.8%	6.0%	1.4%	6.8%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	71	67	70	65
New restaurant openings	1	1	2	3

Restaurants at end of quarter	72	68	72	68

Franchised restaurants (domestic)
Restaurants at beginning of period	1,934	1,842	1,900	1,805
New restaurant openings	23	23	64	68
Permanent closings	(3)	(2)	(9)	(13)
Temporary (closings)/re-openings, net	10	(6)	9	(3)

Restaurants at end of quarter	1,964	1,857	1,964	1,857

Franchised restaurants (international)
Restaurants at beginning of period	589	534	569	509
New restaurant openings	16	23	61	66
Permanent closings	(12)	(6)	(32)	(19)
Temporary (closings)/re-openings, net	2	(1)	(3)	(6)

Restaurants at end of quarter	595	550	595	550

Total restaurant count at end of quarter	2,631	2,475	2,631	2,475

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit and free cash flow are supplemental non-GAAP financial measures. The Company uses adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit and free cash flow, in addition to earnings per share, net income, operating profit and cash flows from operating activities to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and the performance of its business. Adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit and free cash flow as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit and free cash flow: (a) do not represent earnings per share, net income, operating profit or cash flows from operating activities defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to earnings per share, net income, operating profit, cash flows from operating activities or other financial information determined under GAAP.

Adjusted earnings per diluted share: Calculation and Definition

The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of the following:

i.	other expense (income), net, which included $0.1 million net gain on sale and disposal of assets for the forty week periods ended October 2, 2016 and October 4, 2015, and $0.1 million net loss for the twelve weeks ended October 4, 2015,

ii.	$3.7 million in asset impairments for the twelve and forty weeks ended October 2, 2016,

iii.	$0.4 million in executive transition expenses in the forty weeks ended October 4, 2015,

iv.	other income of $0.4 million for recoveries under the Deepwater Horizon Economic and Property Damages Settlement Program for the forty weeks ended October 4, 2015, and

v.	the tax effect of these adjustments at the effective statutory rates.

Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for the twelve and forty week periods ended October 2, 2016 and October 4, 2015, respectively, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its condensed consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure.

	12 Weeks Ended		40 Weeks Ended
(In millions, except per share data)	10/2/2016	10/4/2015	10/2/2016	10/4/2015
Net income	$10.4	$10.6	$33.6	$34.5
Other expense (income), net	3.7	0.1	3.6	(0.1)
Tax effect	(1.5)	—	(1.4)	0.1

Adjusted earnings	$12.6	$10.7	$35.8	$34.5

Adjusted earnings per diluted share	$0.59	$0.47	$1.64	$1.49

Weighted average diluted shares outstanding	21.2	22.8	21.8	23.1

Operating EBITDA: Calculation and Definition

The Company defines operating EBITDA as earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net. The following table reconciles on a historical basis for the twelve and forty week periods ended October 2, 2016 and October 4, 2015, respectively, the Company’s operating EBITDA on a consolidated basis to the line on its condensed consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure. Operating EBITDA margin is defined as operating EBITDA divided by total revenues.

NEWS RELEASE

	12 Weeks Ended		40 Weeks Ended
(Dollars in millions)	10/2/2016	10/4/2015	10/2/2016	10/4/2015
Net income	$10.4	$10.6	$33.6	$34.5
Interest expense, net	1.1	0.9	3.4	2.8
Income tax expense	6.2	6.4	20.3	21.2
Depreciation and amortization	2.4	2.3	7.7	7.5
Other expenses (income), net	3.7	0.1	3.6	(0.1)

Operating EBITDA	$23.8	$20.3	$68.6	$65.9

Total revenues	$64.0	$61.1	$207.9	$200.0

Operating EBITDA margin	37.2%	33.2%	33.0%	33.0%

Company-operated restaurant operating profit: Calculation and Definition

The Company defines Company-operated restaurant operating profit as sales by Company-operated restaurants minus restaurant food, beverages and packaging minus restaurant employee, occupancy and other expenses. The following table reconciles on a historical basis for the twelve and forty week periods ended October 2, 2016 and October 4, 2015, respectively, Company-operated restaurant operating profit to the line item on its condensed consolidated statement of operations entitled sales by Company-operated restaurants, which the Company believes is the most directly comparable GAAP measure. Company-operated restaurant operating profit margin is defined as Company-operated restaurant operating profit divided by sales by Company-operated restaurants.

	12 Weeks Ended		40 Weeks Ended
(Dollars in millions)	10/2/2016	10/4/2015	10/2/2016	10/4/2015
Sales by Company-operated restaurants	$26.1	$25.4	$85.9	$85.2
Restaurant food, beverages and packaging	8.2	8.2	27.1	27.6
Restaurant employee, occupancy and other expenses	12.9	12.3	42.1	40.3

Company-operated restaurant operating profit	$5.0	$4.9	$16.7	$17.3

Company-operated restaurant operating profit margin	19.2%	19.3%	19.4%	20.3%

Free cash flow: Calculation and Definition

The Company defines “free cash flow” as net cash provided by operating activities less capital expenditures. Free cash flow is an important measure utilized by management in determining the amount of cash available for reinvestment in our strategic initiatives, share repurchases, and reduction of long-term debt. We believe it provides a more representative assessment of operating cash flows and that it is important for investors to be able to evaluate the Company using the same measures as management. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies and does not represent residual cash available for discretionary investments. Free cash flow should be considered as supplemental in nature and not be considered in isolation or as a substitute for our liquidity as reported in the Company’s consolidated statements of cash flows prepared in accordance with GAAP.

The following table reconciles on a historical basis for the forty week periods ended October 2, 2016 and October 4, 2015, respectively, the Company’s free cash flow on a consolidated basis to the line on its consolidated statements of cash flows entitled net cash provided by operating activities, which the Company believes is the most directly comparable GAAP measure:

NEWS RELEASE

	40 Weeks Ended
(Dollars in millions)	10/2/2016	10/4/2015
Net cash provided by operating activities	$51.4	$48.2
Capital expenditures (a)	(8.4)	(11.2)

Free cash flow	$43.0	$37.0

(a) Our capital expenditures consist primarily of new restaurant construction, equipment replacements, re-imaging activities associated with Company-operated restaurants, investments in information technology and other capital assets.

NEWS RELEASE

Forward Looking Statements:

This Press Release contains “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this Press Release include discussions regarding the Company’s planned implementation of its strategic plan, planned share repurchases, projections and expectations regarding same-store sales for fiscal 2016 and beyond, expectations regarding future growth and commodity costs, expectations regarding restaurant reimaging and refranchising, guidance for new restaurant openings and closures, effective income tax rate, and the Company’s anticipated 2016 and long-term performance, including projections regarding general and administrative expenses, capital expenditures, and adjusted earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, our ability to protect our information systems against cyber attacks or information security breaches, our ability to protect individually identifiable data of our customers, franchisees and employees, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2016 Revolving Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our 2016 Revolving Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2015 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, which details are incorporated herein by reference. Therefore, you should not place undue reliance on any forward-looking statements.

PLKI Contact Information

Investor inquiries:

Popeyes Louisiana Kitchen, Inc.

Anita Booe, 404-459-4665

Director, Investor Relations

anita.booe@popeyes.com

or

Media inquiries:

Popeyes Louisiana Kitchen, Inc.

Renee Kopkowski, 404-459-4630

Vice President, Brand Communications

renee.kopkowski@popeyes.com